THIS IS COUNTERPART NO. TWO (2) OF TWO (2) SERIALLY NUMBERED, MANUALLY EXECUTED COUNTERPARTS OF THIS SCHEDULE. NO SECURITY INTEREST IN THIS SCHEDULE MAY BE CREATED THROUGH THE TRANSFER AND POSSESSION OF ANY COUNTERPART OTHER THAN COUNTERPART NO. 1.

DUPLICATE

Amendment No. 001
dated as of March 24, 2008
to Schedule No. 001 (the "Schedule")
to the Master Equipment Lease Agreement
dated as of March 10, 2008
between
Photochannel Networks Inc. ("Lessee")
and Relational Funding Canada Corp. ("Lessor")

The terms and conditions of this Amendment will be incorporated into the Schedule and supersede the Schedule to the extent expressly provided herein.

The terms and conditions of the Schedule are hereby modified:

1. Section 2. Insert the following sentence at the end of the section "Notwithstanding anything to the contrary contained in the Master Equipment Lease Agreement Lessee's rental obligation for an item of Equipment will begin on the date Lessor tenders payment of the purchase price to the Equipment vendor as evidenced by the date set forth on Lessor's cheque, and the Base Term for such Equipment shall begin the first day of the month following the date of Date of Acceptance."

Except as amended hereby, the terms and conditions of the Schedule shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their authorized representatives as of the date and year set forth below.

ACCEPTED AND AGREED TO:

Photochannel Networks Inc.	**Relational Funding Canada Corp.**
By: [signature]	**By:** [signature]
Printed Name: JOHN ROBERT CHISHOLM	**Printed Name:** MICHAEL J. ROSS SENIOR VICE PRESIDENT
Title: CFO	**Title:**
Date: March 24, 2008	**Date:** 3/27/2008

Cd 03.24.08

DUPLICATE

THIS IS COUNTERPART NO. TWO (2) OF TWO (2) SERIALLY NUMBERED, MANUALLY EXECUTED COUNTERPARTS OF THIS SCHEDULE. NO SECURITY INTEREST IN THIS SCHEDULE MAY BE CREATED THROUGH THE TRANSFER AND POSSESSION OF ANY COUNTERPART OTHER THAN COUNTERPART NO. 1.

SCHEDULE NO. 001
DATED MARCH 10, 2008
TO THE MASTER EQUIPMENT LEASE AGREEMENT
DATED MARCH 10, 2008 BETWEEN
RELATIONAL FUNDING CANADA CORP., LESSOR
AND
PHOTOCHANNEL NETWORKS INC., LESSEE

LESSEE:	**PHOTOCHANNEL NETWORKS INC.** 425 Carrall Street Suite 590 Vancouver, B.C. V6B 6E3	**LESSOR:**	**RELATIONAL FUNDING CANADA CORP.** 55 University Avenue Suite 1700 Toronto, Ontario M5J 2H7
Attn:	Mr. Robert Chisholm		Attn: Karyn Biffin

1. **Equipment**: Tier 1 servers, networking equipment and storage systems more specifically described in the Certificate(s) of Acceptance with an aggregate cost of $1,270,777.50 (CDN). Soft Costs will not exceed 15% of total cost of Equipment accepted by Lessee. Lessor's obligation to lease Equipment to Lessee under this Schedule is subject to (i) no material adverse change in Lessee's financial condition and (ii) pre-approval by Lessor of all hardware, software and Soft Costs to be incorporated into the Schedule. The definition of Tier one Equipment shall be defined as the relevant type of equipment as defined Certificate of Acceptance of the top two or three manufacturers as measured by the market share of such manufacturer.

2. **Date of Acceptance and Base Rent:** Lessee agrees to confirm the Date of Acceptance for each item of Equipment by delivering to Lessor a Certificate of Acceptance in the form of Exhibit A executed by an authorized signatory, along with the vendor's invoice containing the Equipment location, description, serial number, manufacturer part number and cost. Lessee will pay as Base Rent the amounts set forth below:

   Quarter 1: CDN$222,386.00
   Quarter 2-12 and thereafter: CDN$113,500.00 per quarter

3. **Base Term**: Twelve (12) consecutive quarters

4. **Base Term Date**: The first day of the month following the Date of Acceptance for all Units of Equipment to be leased hereunder.

5. **Lease Rate Factor**: The Lease Rate Factor(s) described in this Schedule has been calculated using an interest rate based on the 3-year Government of Canada Bond Yield of 2.83% ("Treasury Rate") as described in Globe & Mail. If on the Date of Acceptance for the last Unit of Equipment to be leased hereunder there is any change in the Treasury Rate, Lessor will have the option of adjusting the Lease Rate Factor(s) in proportion to the change in Treasury Rate in order to preserve its economic yield.

6. **Adjustments to Base Rent**: If the Date of Acceptance for the last Unit of Equipment hereunder occurs later than May 5, 2008 ("Outside Date"), or if the cost or configuration of the Equipment

changes, Lessor may adjust the Lease Rate Factors to reflect any additional costs or expense resulting from those changes.

7. **Casualty Value**: The Casualty Value is determined for each Unit of Equipment by multiplying the percentage stated opposite the quarter of the Base Term as set forth in Exhibit B by the Equipment cost as stated in the applicable Certificate of Acceptance, interpolating values if necessary. Until the return of all the Equipment under the Schedule, the percentage will be as stated as of the last quarter of the Base Term.

8. **Miscellaneous**: To the extent required by applicable law, Lessee expressly acknowledges its duty to pay quarterly automatic renewal Rent upon expiration of the Schedule until the Equipment is returned or purchased in accordance herewith, waiving any contrary law or rule.

9. **Return Provisions**: Lessee acknowledges that non-compliance with Lessor's return requirements directly affects Lessor's ability to remarket the Equipment, and Lessor may consider such non-compliance as an Event of Loss as to those Units affected. Lessee will return all Equipment at its expense in accordance with the terms of the Master Equipment Lease Agreement, this Schedule, and Lessor's standard return memorandum.

10. **Documentation Fee**: Lessee agrees to pay to Lessor a non-refundable documentation fee of $250.00 upon the commencement of the Base Term of this Schedule.

11. **End of Term:**

Purchase Option: As long as no Event of Default has occurred and is continuing and upon ninety (90) days prior written notice to Lessor, Lessee may upon terms and conditions to be mutually agreed upon by the parties, purchase any or all of the Equipment upon the expiration of the Base Term of this Schedule for a mutually agreeable fair market value purchase price not to exceed sixteen and one half percent (16.5%) of original Equipment cost, plus applicable taxes (the "Purchase Price"). Fair market value will mean the price a similarly situated Lessee would pay in an arm's length transaction for used equipment at retail. If the parties are unable to agree on the purchase price or the terms and conditions with respect to said purchase, then the Schedule will remain in full force and effect until terminated in accordance with its terms.

Renewal Option: As long as no Event of Default has occurred and is continuing, Lessee may upon ninety (90) days prior written notice to Lessor, extend the Base Term of this Schedule covering any or all of the Equipment for a mutually agreed upon renewal term. In such event, Lessee will pay as Base Rent during the extended period the fair rental value of the Equipment. Fair rental value will mean that rent a similarly situated Lessee would pay at retail. Lessee will remain responsible for payment of Base Rent through the Date Lessee executes the renewal lease, and Lessee will pay for any software license renewal required by the Manufacturer. The Schedule will continue in effect after the extended period until terminated by either party upon not less than ninety (90) days prior written notice. Lessee's exercise of this renewal option will not relieve Lessee of its Rent and other obligations under the Lease, which will continue as to each Unit of Equipment until return or purchase thereof.

The terms and conditions of the Master Equipment Lease Agreement are hereby incorporated by reference into this Schedule. All initially capitalized terms not defined in this Schedule will have the meanings ascribed to them in the Master Equipment Lease Agreement. If specific provisions of this Schedule are inconsistent with the Master Equipment Lease Agreement, this Schedule will control. The parties reaffirm all of the terms and conditions of the Master Equipment Lease Agreement (including, without limitation, the representations and warranties set forth in the Master Equipment Lease Agreement) except as modified by this Schedule.

IN WITNESS WHEREOF, the parties hereto have caused this Schedule to be executed by their duly authorized officers as of the day and date set forth above.

Lessor:	Lessee:
RELATIONAL FUNDING CANADA CORP.	**PHOTOCHANNEL NETWORKS INC.**
By: [signature]	By: [signature]
Title: MICHAEL J. ROSS SENIOR VICE PRESIDENT	Title: CFO

CD G:\Contract Specialist\Transactions\Photochannel Networks Inc.\PNCI-001-SCH.doc